Exhibit 99.1

INSPIRED REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

●	Fourth Quarter Revenue of $78.6 million represented a 17% increase over prior-year period, with growth of 42% in Gaming, 36% in Virtual Sports and 9% in Interactive. Functional currency growth rates of 34%, 61%, 56% and 24%, respectively.
●	Fourth Quarter Net Income of $3.1 million, or $0.12 per basic share and $0.11 per diluted share, compared to Net Loss of $1.2 million, or $0.05 per basic and diluted share in prior-year period.
●	Fourth Quarter Adjusted EBITDA[1] of $25.6 million (a 17% increase over prior-year period); Adjusted EBITDA contribution[2] from the aggregate digital business (Virtual Sports and Interactive) increased to 53% from 46% in prior-year period
●	Successfully delivered Inspired’s largest North American gaming machine placement for Western Canada Lottery Corporation during the fourth quarter
●	Record Full Year 2022 Revenue of $285.4 million, 37% increase over prior year, with growth across every segment, including $33 million of adverse currency impact
●	Full Year 2022 Net Income of $22.3 million, or $0.84 per basic share and $0.77 per diluted share, compared to a Net Loss of $36.7 million, or $1.60 per basic and diluted share in prior-year period
●	Record Full Year 2022 Adjusted EBITDA of $99.6 million, a 56% increase over prior year, including $11 million of adverse currency impact

New York, New York, March 13, 2023 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, technology, hardware and services, today reported financial results3 for the three-month period and fiscal year ended December 31, 2022. The Company’s fourth quarter and full year 2022 results reflect growth in the Company’s aggregate digital business, which includes the Virtual Sports and Interactive segments, and ongoing strength and resilience in the land-based businesses. Total Revenue and Adjusted EBITDA for the fourth quarter and full year 2022 improved year-over-year in reported and functional currency. Additionally, reported results reflect significant strengthening of the USD (versus GBP) on a year-over-year basis (GBP 1.18: USD 1.00 for the three months ended December 31, 2022 and GBP 1.35: USD 1.00 for the three months ended December 31, 2021).

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2 Aggregate digital business Adjusted EBITDA contribution is calculated using the sum of the Virtual Sports and Interactive segment-level Adjusted EBITDA deducted by an allocated corporate expense pro-rated by the segment revenue contribution as a percent of Total Revenue. The Company’s definition may not be comparable to measures of other companies. See supplemental table below.

3 Please see supplemental disclosures at the end of the release.

Results for the three months ended December 31, 2022

●	Total Revenue of $78.6 million, compared to $67.0 million for the three months ended December 31, 2021, increased 17% on a reported basis[4] (+34% on a functional currency basis), reflecting the strength of the underlying operating results.
●	Virtual Sports Revenue of a record $14.9 million increased 36% year-over-year on a reported basis (+56% on a functional currency basis). Online Virtual Sports Revenue increased 83% year-over-year on a functional currency basis.
●	Interactive Revenue of $6.3 million increased 9% year-over-year on a reported basis (+24% on a functional currency basis), with growth primarily driven by the U.S. and Canada.
●	Gaming Revenue of $38.0 million increased 42% year-over-year on a reported basis (+61% on a functional currency basis) primarily driven by the increase in Gaming Product Revenue from the Company’s largest North American gaming machine order during the quarter.
●	Leisure Revenue of $19.4 million decreased 17% year-over-year on a reported basis (-4% on a functional currency basis) primarily due to a reduction in the number of machines operated in pubs (due primarily to a contract renewal award on a lower volume of machines with a pub customer), a strategic asset sale in the prior quarter as well as a performance-related payment received in the prior-year period.
●	Net Income of $3.1 million, or $0.12 per basic share and $0.11 per diluted share, compared to a net loss of $1.2 million, or $0.05 per basic and diluted share, in the prior-year period.
●	Adjusted EBITDA of $25.6 million increased 17% year-over-year on a reported basis (+33% on a functional currency basis). The Company’s aggregate digital business, which includes Virtual Sports and Interactive, contributed 53% of Adjusted EBITDA versus 46% in the prior-year period. Adjusted EBITDA Margin in the fourth quarter 2022 was 33%, consistent with the fourth quarter 2021.

Summary of Fourth Quarter 2022 Segment Financial Results (unaudited)

	Three Months Ended December 31,		Reported Variance	Currency Movement 2022[2]	Functional Currency Variance
(In $ millions)	2022	2021	%	$	%
Total Revenue
Gaming	$38.0	$26.8	42%	$(5.2)	61%
Virtual Sports	14.9	11.0	36%	(2.1)	56%
Interactive	6.3	5.7	9%	(0.9)	24%
Leisure	19.4	23.5	(17%)	(3.1)	(4%)

Total Company Revenue	$78.6	$67.0	17%	$(11.3)	34%
Net operating income	12.4	6.4	93%	(1.6)	118%
Net income	3.1	(1.2)	NM3	0.1	NM3
Net income per basic share	$0.12	$(0.05)	NM3	NM3	NM3
Net income per diluted share	$0.11	$(0.05)	NM3	NM3	NM3

Non-GAAP Financial Measures
Adjusted EBITDA[1]
Gaming	$12.6	$8.5	48%	$(1.6)	66%
Virtual Sports	12.4	8.5	46%	(1.8)	65%
Interactive	3.2	2.6	21%	(0.5)	35%
Leisure	4.5	6.3	(28%)	(0.7)	(15%)
Corporate	(7.1)	(3.9)	(80%)	1.1	(100%)

Total Company Adjusted EBITDA[1]	$25.6	$22.0	17%	$(3.5)	33%
Adjusted EBITDA Margin[1]	33%	33%

1 Reconciliation to US GAAP shown below.

2 Currency movement calculated by translating 2022 and 2021 performances at 2021 exchange rates.

3 Percentage change is not meaningful.

4 Reported income statement results assume GBP:USD exchange rate was GBP 1.18: USD 1.00 for the three months ended December 31, 2022 and GBP 1.35: USD 1.00 for the three months ended December 31, 2021.

Reported results for the twelve months ended December 31, 2022

●	Total Revenue of $285.4 million, compared to $208.9 million for the twelve months ended December 31, 2021, increased 37% on a reported basis[5] (+53% on a functional currency basis), reflecting the strength of the underlying operating results as well as certain lockdowns in the first half of 2021 in Europe.
●	Virtual Sports Revenue of $55.1 million increased 53% year-over-year on a reported basis (+71% on a functional currency basis). Online Virtual Sports Revenue increased 87% year-over-year on a functional currency basis.
●	Interactive Revenue of $23.1 million increased 1% year-over-year on a reported basis (+13% on a functional currency basis).
●	Gaming Revenue of $111.7 million increased 37% year-over-year on a reported basis (+53% on a functional currency basis).
●	Leisure Revenue of $95.5 million increased 39% year-over-year on a reported basis (+55% on a functional currency basis).
●	Net Income of $22.3 million, or $0.84 per basic share and $0.77 per diluted share, compared to a net loss of $36.7 million, or $1.60 per basic and diluted share, in the prior-year period.
●	Adjusted EBITDA of $99.6 million increased 56% year-over-year on a reported basis (+73% on a functional currency basis).

Summary of Full Year 2022 Segment Financial Results (unaudited)

	Twelve Months Ended December 31,		Reported Variance	Currency Movement 2022[3]	Functional Currency Variance
(In $ millions)	2022	2021	%	$	%
Total Revenue
Gaming[1]	$111.7	$81.4	37%	$(12.8)	53%
Virtual Sports	55.1	36.0	53%	(6.6)	71%
Interactive	23.1	22.8	1%	(2.7)	13%
Leisure	95.5	68.7	39%	(11.2)	55%

Total Company Revenue	$285.4	$208.9	37%	$(33.3)	53%
Net operating income	48.9	(0.6)	NM4	(5.4)	NM4
Net income	22.3	(36.7)	NM4	(1.9)	NM4
Net income per basic share	$0.84	$(1.60)	NM4	NM4	NM4
Net income per diluted share	$0.77	$(1.60)	NM4	NM4	NM4

Non-GAAP Financial Measures
Adjusted EBITDA[2]
Gaming[1]	$41.6	$26.1	59%	$(4.5)	76%
Virtual Sports	46.3	28.4	63%	(5.6)	83%
Interactive	12.3	13.0	(6%)	(1.5)	5%
Leisure	24.4	15.7	56%	(2.9)	75%
Corporate	(25.0)	(19.2)	(30%)	3.1	(46%)

Total Company Adjusted EBITDA[2]	$99.6	$64.0	56%	$(11.4)	73%
Adjusted EBITDA Margin[2]	35%	31%

1 Gaming results include payments from UK Licensed Betting Operator (“LBO”) customers related to our contractual revenue share of their value-added tax (“VAT”) rebate. VAT-related revenue and income as $1.0 million for the twelve months ended December 31, 2022 and $3.1 million for the twelve months ended December 31, 2021.

2 Reconciliation to US GAAP shown below

3 Currency movement calculated by translating 2022 and 2021 performances at 2021 exchange rates

4 Percentage change is not meaningful

5Reported income statement results assume GBP:USD exchange rate was GBP 1.23: USD 1.00 for the twelve months ended December 31, 2022 and GBP 1.37: USD 1.00 for the twelve months ended December 31, 2021.

“Results reflect the continued execution of our strategy. Our fourth quarter results ended a record year for Inspired, in which we achieved double-digit, year-over-year top and bottom-line growth and reached a record annual revenue and a milestone $100 million in Adjusted EBITDA, even in the face of significant adverse currency movements,” said Lorne Weil, Executive Chairman of Inspired. “Our results are evidence of our ability to drive high double-digit growth in our high-margin, capital efficient digital businesses, while managing our land-based businesses for modest growth, decreased capital intensity and growing cash flow.”

Weil continued, “Our digital businesses continued their impressive growth trajectory in the fourth quarter with Virtual Sports producing its sixth record-setting revenue quarter in a row, and online Virtual Sports nearly doubling year-over-year versus strong comparatives. Interactive also had a solid quarter, with double-digit growth in revenue (on a functional currency basis) and Adjusted EBITDA (on a functional currency and reported basis), which has continued into the first quarter of 2023. We remain confident in our positioning within each of our addressable markets and the significant growth opportunities ahead. We have an exciting pipeline of new products and further enhancements, opening potentially significant new avenues of growth, that we look forward to showcasing in the coming months.

“Our land-based businesses remained stable and resilient, as consumers continue to frequent betting shops and pubs while staying local for holidays. Additionally, we continue to move toward a less capital-intensive business model. In the fourth quarter, we delivered our largest terminal order in North America into Saskatchewan, which was no easy feat given the winter temperatures. In addition to being a terrific sale, we anticipate that this placement will also serve as a means to promote our products within the larger Canadian replacement market,” said Weil.

“As we look ahead to 2023 and beyond, the stability and resiliency of our business model allows us to focus on significant growth opportunities in the future, which we intend to capture by using our best-in-class differentiated content to grow our presence in core markets, expand into new markets and extend into additional verticals. The underlying momentum that has been building throughout 2022 and the strong demand that exists for our products across each of our business lines further supports our confidence in the long-term outlook for the Company,” concluded Weil.

Stewart Baker, Executive Vice President and Chief Financial Officer, stated, “We are pleased with our fourth quarter results and thrilled to reach $100 million in annual Adjusted EBITDA, despite the currency impacts in the year. Our underlying business remains strong and produces substantial free cash flow. Related to our cash flow, during the fourth quarter there was a large working capital outflow, particularly in accounts receivable and inventory. We expect this change to reverse during 2023. It is a testimony to the strong financial position that we can invest heavily in temporary working capital increases to significantly reduce the risk of supply chain challenges. We continue to focus on improving efficiencies in our business and are confident in our strategy and our ability to deliver consistent results in the current economic environment to enhance shareholder value.”

Recent Highlights (as of March 13, 2023)

Corporate

●	Share Repurchase Program – The Company purchased 39,469 shares of its common stock for $0.4 million in the fourth quarter 2022. In total since inception of the share repurchase program, the Company has repurchased 1,067,340 shares of common stock for $10.4 million (representing an average price of $9.79 per share6). The timing and amount of future repurchases will be subject to the discretion of Inspired based on market conditions and other opportunities that Inspired may have for the use or investment of its cash balances.

Virtual Sports

●	New Contracts – Inspired signed the following new contracts in the fourth quarter 2022:

◌	Betway to provide Virtuals content to Betway.com in Ontario through Apricot/Microgaming
◌	Talksportbet to provide Virtuals content online via BetVictor

●	Melbourne Cup Carnival – Inspired partnered with Victoria Racing Club in Australia to showcase its Virtual Racing Artificial Intelligence Predictor Platform during the 2022 Melbourne Cup Carnival.
●	New Deployments – Inspired successfully launched Multi-Stream Matchday with bet365, Virtual Sports in Ecuador and Ontario via Betano, Virtuals Plug & Play™ in Morocco in partnership with INTRALOT, as well as deploying additional channels and variations with various UK operators and OPAP in Greece.

Interactive

●	New Customers – Interactive content was launched with 16 operator brands, including nine new customers, during the fourth quarter. Interactive content was launched with BetMGM in Pennsylvania, bet365 in Buenos Aires province and The Stars Group in Spain.
●	New Content – Nine new games were launched during the fourth quarter 2022 across the existing customer base, including Cops ‘n’ Robbers Big Money™, Call of the Wild™ and Santa Linking™.
●	iLottery – Loto Quebec launched Inspired’s second iLottery title, Explosion de fruits reaction™, in the fourth quarter 2022.

Gaming

●	WCLC Order Fully Delivered – Inspired delivered 820 Valor™ terminals to Western Canada Lottery Corporation (WCLC) in the fourth quarter 2022. As part of the agreement, Inspired will take back the original 100 terminals to redeploy in another North American territory.
●	New Contracts – During the quarter, the Company signed long-term exclusive contracts with Betfred and Paddy Power for the provision of fully integrated managed services for their entire UK estates. Betfred, with more than 5,500 terminals, and Paddy Power, with over 1,400 terminals, will procure new machines and refresh their estates with the new Vantage terminal, demonstrating the transformation of the Company’s footprint in the UK from a hardware-centric capital-intensive business model to a managed services, content and platform, asset-light model. Installs are expected to be complete by the end of 2023.

6 Before trading expenses

●	New Content in Greece – The first ever Christmas-themed game, Santa’s Win & Spin™ launched in Greece in the fourth quarter 2022 with strong results, contributing to the 23% year-over-year growth in customer gross win per unit per day in the fourth quarter 2022.

Leisure

●	New Pubs Contracts – Inspired has agreed to continue to supply gaming and leisure machines to Admiral Taverns, a leading pub company specializing in community local venues, for a further five years.

●	Holiday Parks – Inspired was designated to serve as the sole supplier of amusement and gaming machines for Butlins for the next seven years in the fourth quarter 2022. Butlins operates three large-scale holiday destination venues in the UK and is an iconic holiday park brand. In addition, the Company has successfully renewed a five-year agreement with Bourne Leisure to continue to operate arcades in 19 Haven Holiday Parks throughout the UK.

Overview of Fourth Quarter 2022 Results Versus Fourth Quarter 2021 on a Reported Basis

Total Revenue was $78.6 million, compared to $67.0 million in the prior-year period, with an adverse $11.3 million attributable to currency movement. This reflects the continued growth in the digital business and stability in the Gaming and Leisure segments, aided by strong Gaming machines sales.

Gaming Service Revenue of $20.7 million remained flat year-over-year on a reported basis with an adverse $3.0 million attributable to currency movement. The quarter saw strong UK betting shop performance and growth in the non-betting shop UK gaming machine installs as well as the addition of the Company’s lottery systems contract in the Dominican Republic. During the quarter, Inspired recognized contractual performance bonuses within the UK LBO segment triggered by growth in Gaming Customer Gross Win per shop. Gaming Product Revenue increased by $11.2 million, with an adverse $2.2 million attributable to currency movement, driven by a large gaming machine sale in Canada, offset by lower North American hardware sales (excluding Canada) in the fourth quarter 2022. Gaming Segment Operating Income increased to $7.9 million from $3.0 million in the prior-year period, with an adverse $1.0 million attributable to currency movement, mainly due to the increase in revenue, a decrease in SG&A and Depreciation and Amortization, partly offset by an increase in Cost of Sales linked to the increase in product revenue. Gaming Adjusted EBITDA increased to $12.6 million from $8.5 million in the fourth quarter 2021, despite an adverse currency impact of $1.6 million.

Virtual Sports Revenue was a record $14.9 million compared to $11.0 million in the prior-year period, with an adverse $2.1 million attributable to currency movement. This increase was primarily due to Online Virtuals revenue increasing 83% year-over-year on a functional currency basis, driven by growth from existing customers with new channels, geographies and content. Virtual Sports Segment Operating Income of $11.1 million increased 51% (71% on a functional currency basis) compared to $7.3 million in the fourth quarter 2021 primarily due to the increase in revenue. Virtual Sports Adjusted EBITDA increased to $12.4 million from $8.5 million in the fourth quarter 2021, despite an adverse currency impact of $1.8 million.

Interactive Revenue was $6.3 million compared to $5.7 million in the prior-year period, with an adverse $0.9 million attributable to currency movement. This increase was driven by growth in the U.S. and Canada. Interactive Segment Operating Income of $2.1 million increased 20% (35% on a functional currency basis) compared to $1.7 million in the fourth quarter 2021 primarily due to the increase in revenue. Interactive Adjusted EBITDA increased to $3.2 million from $2.6 million in the fourth quarter 2021, despite an adverse currency impact of $0.5 million.

Leisure Revenue was $19.4 million compared to $23.5 million in the prior-year period, with an adverse $3.1 million attributable to currency movement. Revenue generated in the fourth quarter 2022 from holiday park customers was $6.0 million (down 19% on a reported basis and 6% on a functional currency basis year-over-year due to a $0.6 million performance-related payment received in the prior-year period), Motorway Service Area customers was $4.6 million (up 2% on a reported basis and up 17% on a functional currency basis year-over-year) and pub customers was $7.2 million (down 22% on a reported basis and 11% on a functional currency basis year over year, driven by the reduction in the number of operated pieces due to the structured withdrawal of non-core low-margin amusement and prize vend machines as recognized in the previous quarter as well as the reduction in the number of gaming machines as a result of a contract renewal with a customer). We have redeployed these gaming assets with other pub customers to increase our digital footprint and to help mitigate the loss of some of this business. Leisure Segment Operating Income of $0.8 million decreased year-over-year by $1.3 million, with an adverse $0.2 million attributable to currency movement, driven by the decrease in revenue and increase in Cost of Service due to the inflation and GBP weakness increasing the cost of parts and prizes for our terminals. Leisure Adjusted EBITDA of $4.5 million declined from $6.3 million in the fourth quarter 2021, with an adverse $0.7 million impact from currency movement. Leisure Adjusted EBITDA margin was impacted by higher costs of parts and prizes as well as increased wages.

Total Company Selling, General and Administrative Expenses was $30.3 million compared to $29.1 million in the prior-year period, driven by a $5.8 million increase on a function currency basis, offset by $4.6 million from a favorable currency impact. This increase was primarily driven by the increase in staff cost due to non-recurring benefits in the prior-year period, as well as wage inflation (particularly increases in the UK’s national living wage). In addition, there was an increase in exhibition and travel costs during the quarter, as there were no exhibitions in the prior-year period.

Net Income during the quarter was $3.1 million, compared to a loss of $1.2 million in the prior-year period, which included a $2.9 million loss in fair value of warrant liability. Net operating income increased $6.0 million year-over-year, driven by growth in digital revenue and Gaming product sales, as well as a decrease in depreciation and amortization of $1.9 million. This was partially offset by an increase in income tax expense of $4.3 million.

Foreign Currency Exchange Rates negatively impacted the Company’s results in the quarter. Foreign currency exchange adversely impacted Total Revenue by $11.3 million ($5.2 million in Gaming, $2.1 million in Virtual Sports, $0.9 million in Interactive and $3.1 million in Leisure). Net Operating Income was negatively impacted by $1.6 million ($1.0 million in Gaming, $1.5 million in Virtual Sports, $0.3 million in Interactive and $0.2 million in Leisure, offset by $1.4 million in Corporate). Adjusted EBITDA was adversely impacted by $3.5 million ($1.6 million in Gaming, $1.8 million in Virtual Sports, $0.5 million in Interactive and $0.7 million in Leisure, offset by $1.1 million in Corporate).

Total Company Net Cash Provided by Operating Activities Less Capital Expenditures during the quarter was an outflow of $14.1 million. This was an improvement from an outflow of $20.5 million in the prior-year period. The fourth quarter is the off-peak season for our Leisure business and also includes our bi-annual debt interest payment ($11.0 million). In addition, increased inventory holding to secure components and protect sales in a challenging global supply chain market as well as a significant increase in accounts receivable also reduced the level of cash flow generation. We expect these inventory and accounts receivable outflows to reverse throughout 2023.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Supplemental Disclosure

The audit of Inspired’s 2022 annual consolidated financial statements has not yet been completed and, accordingly, all financial information set forth in this news release has been derived from unaudited financial information and may reflect management estimates. The 2022 annual financial statements are subject to audit and may be subject to change as a result of the audit procedures.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 1:00 p.m. UK on Monday, March 13, 2023 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-888-550-5864 (US) or 1-646-960-0275 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay: A replay of the webcast will be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 646 277-1285

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in millions, except share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue:
Service	$60.8	$60.0	$251.8	$183.3
Product sales	17.8	7.0	33.6	25.6
Total revenue	78.6	67.0	285.4	208.9

Cost of sales, excluding depreciation and amortization:
Cost of service	(11.6)	(10.4)	(49.3)	(34.3)
Cost of product sales	(12.3)	(5.8)	(22.7)	(16.4)
Selling, general and administrative expenses	(33.2)	(33.5)	(126.4)	(110.2)
Acquisition and integration related transaction expenses	(0.2)	(0.1)	(0.5)	(1.6)
Depreciation and amortization	(8.9)	(10.8)	(37.6)	(47.0)
Net operating income (loss)	12.4	6.4	48.9	(0.6)

Other (expense) income
Interest expense, net	(6.7)	(6.4)	(25.4)	(44.3)
Change in fair value of warrant liability	—	(2.9)	—	0.9
Gain on disposal of business	—	—	0.9	—
Other finance income	0.2	0.2	1.1	5.7

Total other expense, net	(6.5)	(9.1)	(23.4)	(37.7)

Income (loss) before income taxes	5.9	(2.7)	25.5	(38.3)
Income tax (expense) benefit	(2.8)	1.5	(3.2)	1.6
Net income (loss)	3.1	(1.2)	22.3	(36.7)

Other comprehensive (loss)/income:
Foreign currency translation gain (loss)	(4.8)	(1.8)	8.2	0.4
Change in fair value of hedging instrument	—	—	—	0.3
Reclassification of loss on hedging instrument to comprehensive income	0.2	0.2	0.7	1.5
Actuarial (losses) gains on pension plan	(3.5)	4.6	(6.4)	10.5
Other comprehensive (loss) income	(8.1)	3.0	2.5	12.7

Comprehensive income (loss)	$(5.0)	$1.8	$24.8	$(24.0)

Net income (loss) per common share – basic	$0.12	$(0.05)	$0.84	$(1.60)
Net income (loss) per common share – diluted	$0.11	$(0.05)	$0.77	$(1.60)

Weighted average number of shares outstanding during the period – basic	25,876,227	23,667,179	26,446,374	22,897,997
Weighted average number of shares outstanding during the period – diluted	28,666,396	23,667,179	29,035,785	22,897,997

Supplemental disclosure of stock-based compensation expense
Stock-based compensation included in:
Selling, general and administrative expenses	$(2.9)	$(4.4)	$(10.8)	$(13.0)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$25.0	$47.8
Accounts receivable, net	40.5	31.7
Inventory, net	31.0	16.9
Prepaid expenses and other current assets	32.1	30.0
Total current assets	128.6	126.4

Property and equipment, net	44.7	50.9
Software development costs, net	35.8	35.6
Other acquired intangible assets subject to amortization, net	14.7	18.9
Goodwill	73.9	82.7
Operating lease right of use asset	8.3	10.1
Other assets	3.4	7.1
Total assets	$309.4	$331.7

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$25.7	$20.8
Accrued expenses	28.5	32.6
Corporate tax and other current taxes payable	9.3	12.3
Deferred revenue, current	4.8	7.7
Operating lease liabilities	2.8	3.3
Other current liabilities	2.6	3.9
Current portion of finance lease liabilities	1.0	0.9
Total current liabilities	74.7	81.5

Long-term debt	277.6	309.0
Finance lease liabilities, net of current portion	1.2	1.9
Deferred revenue, net of current portion	3.7	6.8
Operating lease liabilities	5.9	7.4
Other long-term liabilities	4.0	3.1
Total liabilities	367.1	409.7

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 25,909,516 shares and 26,433,562 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Additional paid in capital	378.2	372.3
Accumulated other comprehensive income	46.3	43.8
Accumulated deficit	(482.2)	(494.1)
Total stockholders’ deficit	(57.7)	(78.0)
Total liabilities and stockholders’ deficit	$309.4	$331.7

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$22.3	$(36.7)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	37.6	47.0
Amortization of right of use asset	2.4	3.3
Stock-based compensation expense	10.8	13.0
Change in fair value of warrant liability	—	(0.9)
Unrealized transactional currency gain on senior bank debt	—	(4.6)
Reclassification of loss on hedging instrument to comprehensive income	0.7	1.5
Non-cash interest expense relating to senior debt	1.8	17.2
Changes in assets and liabilities:
Accounts receivable	(12.0)	(4.9)
Inventory	(16.0)	1.6
Prepaid expenses and other assets	(3.8)	(13.9)
Corporate tax and other current taxes payable	(6.7)	(9.9)
Accounts payable	7.5	2.8
Deferred revenues and customer prepayment	(5.2)	(6.7)
Accrued expenses	0.8	0.7
Operating lease liabilities	(2.5)	(2.9)
Other long-term liabilities	(2.9)	(0.4)
Net cash provided by operating activities	34.8	6.2

Cash flows from investing activities:
Purchases of property and equipment	(21.2)	(11.6)
Acquisition of subsidiary company assets	(0.6)	(12.5)
Purchases of capital software	(18.6)	(13.8)
Net cash used in investing activities	(40.4)	(37.9)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	333.1
Repurchase of common stock	(10.5)	—
Proceeds from exercise of warrants	—	30.5
Repayments of long-term debt	—	(320.6)
Cash paid in connection with terminated interest rate swaps	—	(2.1)
Debt fees incurred	—	(9.1)
Repayments of finance leases	(0.6)	(0.6)
Net cash (used in) provided by financing activities	(11.1)	31.2

Effect of exchange rate changes on cash	(6.1)	1.2
Net decrease in cash	(22.8)	0.7
Cash, beginning of period	47.8	47.1
Cash, end of period	$25.0	$47.8

Supplemental cash flow disclosures
Cash paid during the period for interest	$23.0	$30.8
Cash (received) paid during the period for income taxes	$—	$1.2
Cash paid during the period for operating leases	$4.3	$4.4

Supplemental disclosure of non-cash investing and financing activities
Additional paid in capital from net settlement of RSUs	$(4.1)	$(6.4)
Property and equipment acquired through finance lease	$—	$2.6
Property and equipment transferred to inventory	$0.8	$1.3

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Twelve-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(In millions)	2022	2021	2022	2021
Net gain (loss)	$3.1	$(1.2)	$22.3	$(36.7)
Items Relating to Discontinued Activities:
Pension charges	0.1	0.2	0.7	0.8

Items outside the normal course of business:
Acquisition and integration related transaction expenses (SG&A)	0.2	0.1	0.5	1.6
Acquisition and integration related transaction expenses (Cost of Sale)	0.6	—	0.6	—
Legal settlement	0.5	—	0.5	—
Impairment on interest in equity method investee	—	—	—	0.8
Italian tax related costs relating to prior years	—	—	—	1.4

Stock-based compensation expense	2.9	4.4	10.8	13.0
Depreciation and amortization	8.9	10.8	37.6	47.0
Interest expense, net	6.7	6.4	25.4	44.3
Change in fair value of warrant liability	—	2.9	—	(0.9)
Gain on disposal of business	—	—	(0.9)	—
Other finance expenses/(income)	(0.2)	(0.2)	(1.1)	(5.7)
Income tax	2.8	(1.5)	3.2	(1.6)
Adjusted EBITDA	$25.6	$22.0	$99.6	$64.0

Adjusted EBITDA	£21.6	£16.3	£80.8	£46.7

Exchange Rate - $ to £	1.18	1.35	1.23	1.37

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended December 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$7.9	$11.1	$2.1	$0.8	$(18.8)	$3.1
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.1	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses (SG&A)	—	—	—	—	0.2	0.2
Acquisition and integration related transaction expenses (Cost of sale)	0.3	—	—	0.3	—	0.6
Legal settlement	—	0.5	—	—	—	0.5

Stock-based compensation expense	0.6	0.2	0.3	0.2	1.6	2.9

Depreciation and amortization	3.8	0.6	0.8	3.2	0.5	8.9
Interest expense, net	—	—	—	—	6.7	6.7
Other finance expenses / (income)	—	—	—	—	(0.2)	(0.2)
Income tax	—	—	—	—	2.8	2.8
Adjusted EBITDA	$12.6	$12.4	$3.2	$4.5	$(7.1)	$25.6

Adjusted EBITDA	£10.6	£10.4	£2.7	£3.9	£(6.0)	£21.6

Exchange rate - $ to £						1.18

Three Months Ended December 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$3.0	$7.3	$1.7	$2.1	$(15.3)	$(1.2)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.1	0.1

Stock-based compensation expense	0.7	0.3	0.2	0.3	2.9	4.4

Depreciation and amortization	4.8	0.9	0.7	3.9	0.6	10.8
Interest expense, net	—	—	—	—	6.4	6.4
Change in fair value of warrant liability	—	—	—	—	2.9	2.9
Other finance expenses / (income)	—	—	—	—	(0.2)	(0.2)
Income tax	—	—	—	—	(1.5)	(1.5)
Adjusted EBITDA	$8.5	$8.5	$2.6	$6.3	$(3.9)	$22.0

Adjusted EBITDA	£6.4	£6.3	£2.0	£4.6	£(3.0)	£16.3

Exchange rate - $ to £						1.35

Twelve Months Ended December 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$24.0	$42.5	$8.7	$10.0	$(62.9)	$22.3
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.7	0.7

Items outside the normal course of business:
Acquisition and integration related transaction expenses (SG&A)	—	—	—	—	0.5	0.5
Acquisition and integration related transaction expenses (Cost of Sale)	0.3	—	—	0.3	—	0.6
Legal Settlement	—	0.5	—	—	—	0.5

Stock-based compensation expense	1.6	0.7	0.7	0.6	7.2	10.8

Depreciation and amortization	16.6	2.6	2.9	13.5	2.0	37.6
Interest expense, net	—	—	—	—	25.4	25.4
Profit on disposal of trade & assets	(0.9)	—	—	—	—	(0.9)
Other finance expenses / (income)	—	—	—	—	(1.1)	(1.1)
Income tax	—	—	—	—	3.2	3.2

Adjusted EBITDA	$41.6	$46.3	$12.3	$24.4	$(25.0)	$99.6

Adjusted EBITDA	£33.6	£37.7	£10.0	£19.9	£(20.4)	£80.8

Exchange rate - $ to £						1.23

Twelve Months Ended December 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$1.8	$22.8	$9.2	$(1.0)	$(69.5)	$(36.7)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.8	0.8

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.6	1.6
Refinancing of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4

Stock-based compensation expense	1.8	0.8	0.6	0.6	9.2	13.0

Depreciation and amortization	22.5	3.4	3.2	16.1	1.8	47.0
Interest expense, net	—	—	—	—	44.3	44.3
Change in fair value of warrant liability	—	—	—	—	(0.9)	(0.9)
Other finance expenses / (income)	—	—	—	—	(5.7)	(5.7)
Income tax	—	—	—	—	(1.6)	(1.6)

Adjusted EBITDA	$26.1	$28.4	$13.0	$15.7	$(19.2)	$64.0

Adjusted EBITDA	£19.2	£20.6	£9.5	£11.4	£(14.0)	£46.7

Exchange rate - $ to £						1.37

INSPIRED ENTERTAINMENT, INC. PRO-RATED SEGMENT ADJUSTED EBITDA CONTRIBUTION

(Unaudited)

Three Months Ended December 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$38.0	$14.9	$6.3	$19.4	$—	$78.6

Segment % of Total Revenue	48.3%	19.0%	8.0%	24.7%		100.0%

Adjusted EBITDA	$12.6	$12.4	$3.2	$4.5	$(7.1)	$25.6
Corporate allocation(1)	(3.4)	(1.4)	(0.6)	(1.7)	7.1	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$9.2	$11.0	$2.6	$2.8	$—	$25.6

Segment Contribution to Adjusted EBITDA	35.9%	43.1%	10.2%	10.8%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Three Months Ended December 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$26.8	$11.0	$5.7	$23.5	$—	$67.0

Segment % of Total Revenue	40.0%	16.4%	8.6%	35.0%		100.0%

Adjusted EBITDA	$8.5	$8.5	$2.6	$6.3	$(3.9)	$22.0
Corporate allocation(1)	(1.6)	(0.6)	(0.3)	(1.4)	3.9	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$6.9	$7.8	$2.3	$4.9	$—	$22.0

Segment Contribution to Adjusted EBITDA	31.6%	35.6%	10.5%	22.3%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Twelve Months Ended December 31, 2022

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$111.7	$55.1	$23.1	$95.5	$—	$285.4

Segment % of Total Revenue	39.1%	19.3%	8.1%	33.5%		100.0%

Adjusted EBITDA	$41.6	$46.3	$12.3	$24.4	$(25.1)	$99.6
Corporate allocation(1)	(9.8)	(4.8)	(2.0)	(8.4)	25.1	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$31.8	$41.4	$10.3	$16.0	$—	$99.6

Segment Contribution to Adjusted EBITDA	31.9%	41.6%	10.3%	16.1%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Twelve Months Ended December 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate Functions	Total
	(in millions)

Total revenue	$81.4	$36.0	$22.8	$68.7	$—	$208.9

Segment % of Total Revenue	39.0%	17.2%	10.9%	32.9%		100.0%

Adjusted EBITDA	$26.1	$28.4	$13.0	$15.7	$(19.2)	$64.0
Corporate allocation(1)	(7.5)	(3.3)	(2.1)	(6.3)	19.2	—
Segment-level Adjusted EBITDA including pro-rated corporate allocation	$18.7	$25.1	$10.9	$9.4	$—	$64.0

Segment Contribution to Adjusted EBITDA	29.1%	39.2%	17.1%	14.6%		100.0%

(1)	Corporate allocation pro-rated by segment % of total revenue contribution

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Twelve Months Ended
	31-Dec		Change	31-Dec		Change
(In millions of GBP)	2022	2021	%	2022	2021	%
Online Revenue
Total Revenue £’m - Online Virtuals	£10.2	£5.6	83%	£35.4	£19.0	87%
Total Revenue £’m – Interactive	£5.4	£4.3	25%	£18.8	£16.6	13%
Total Revenue £’m – Online Virtuals and Interactive	£15.6	£9.9	58%	£54.2	£35.6	52%

in millions of USD	$18.3	$13.3	37%	$66.5	$48.9	36%

Exchange Rate - $ to £	1.17	1.35		1.23	1.37